STATE OF TEXAS

COLLIN COUNTY

TORCHMARK CORPORATION NON-QUALIFIED STOCK OPTION
GRANT AGREEMENT

TORCHMARK CORPORATION, a corporation organized and existing under the laws of the state of Delaware (the "Company"), does hereby grant and give unto ____________ (the "Optionee"), the following non-qualified stock option (the "Option") upon the terms and conditions hereinafter set forth.
AUTHORITY FOR GRANT
1. Stock Incentive Plan. The Option is granted under the provisions of the Torchmark Corporation 2018 Incentive Plan (the "Plan"), as a non-qualified option and is subject to the terms and provisions of the Plan. Capitalized terms used but not defined herein shall have the meaning given them in the Plan which is incorporated by reference herein.
TERMS OF OPTION
2. Number of Shares. The Optionee is hereby granted an option to purchase from the Company ________ shares (the "Shares") of the company's common capital stock.
3. Option Price Per Share. The option price for each Share subject to the Option shall be $____, the closing price of the Stock on the New York Stock Exchange Composite Tape on ______________________, which is the "Grant Date".
4. Option Period. The Option shall be and become first exercisable to the extent of the Shares shown in the schedule below on and after the dates set forth therein:

Shares as to which Option is First Exercisable	Date First Exercisable
25%
50%
75%
100%

Notwithstanding any other provision of this Agreement, if the Option is not exercised with respect to all Shares prior to ten (10) years from the Grant Date, it shall terminate and the parties hereto shall have no further rights or obligations hereunder. For the purposes of this agreement, "Option Period" shall mean the ten (10) year period commencing on the Grant Date.
5. Method of Exercise. The Option may be exercised in whole or in part at any time during the Option Period, by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the purchase price, in cash, by check or such other instrument as may be acceptable to the Compensation Committee of the Torchmark Board of Directors (the "Committee"). Payment in full or in part may also be made in the form of unrestricted stock already owned by the Optionee (based on the fair market value of the stock on the date the Option is exercised). The Optionee shall have the rights to dividends or other rights of a stockholder with respect to the Shares subject to the option when the Optionee has given written notice of exercise and has paid in full for such Shares.
6. Transferability of Option. The Option may be transferred by the Optionee to members of his or her Immediate Family (the children, grandchildren or spouse of the Optionee), to one or more trusts for the benefit of such Immediate Family members or to one or more partnerships where such Immediate Family members are the only partners if (i) the Optionee has received express written approval of such transfer from the Committee and (ii) the Optionee does not receive any consideration in any form whatsoever for said transfer. Except as provided in the foregoing sentence, the Option shall not be transferable by the Optionee other than by will or by the laws of descent and distribution.
TERMINATION OF OPTION
7. Termination by Death. If the Optionee's employment with the Company, any Subsidiary and/or any Affiliate terminates by reason of death (or if Optionee dies following termination of employment by reason of disability or retirement at or after age 65), the Option shall become immediately exercisable and may thereafter be exercised by the legal representative of the estate or by the legatee of the Optionee under the will of the Optionee, during the period ending on the expiration of the stated term of the Option or the first anniversary of the Optionee's death, whichever is later.

8. Termination by Reason of Disability. If the Optionee's employment with the Company, any Subsidiary, and/or any Affiliate terminates by reason of Disability, the Option shall be immediately exercisable and may thereafter be exercised during the period ending on the expiration of the stated term of the Option.
9. Termination by Reason of Retirement. If the Optionee's employment with the Company, any Subsidiary, and/or any Affiliate terminates by reason of Retirement (i) at or after age 65 and (ii) after the first anniversary of the Grant Date, the Option shall become immediately exercisable (the “Retirement Acceleration”) and may thereafter be exercised during the period ending on the expiration of the stated term of the Option.
If the Optionee's employment with the Company, any Subsidiary, and/or any Affiliate terminates by reason of retirement at or after age 60, the Option shall terminate five (5) years from the date of such retirement or upon the expiration of the stated term of the Option, whichever is shorter. If the Optionee's employment with the Company, any Subsidiary and/or any Affiliate terminates by reason of retirement at or after age 55, the Option shall terminate three (3) years from the date of such retirement or upon the expiration of the stated term of the Option, whichever is shorter. In the event of retirement at or after ages 55 or 60, there shall be no acceleration of vesting of the Option, but the Option shall continue to vest in accordance with its regular schedule and may be exercised to the extent it is or becomes exercisable prior to the termination of the Option; provided that the Participant’s Retirement occurs after the first anniversary of the Grant Date.
In the event the Participant’s employment is terminated due to Retirement prior to the first anniversary of the Grant Date, all Options shall be forfeited.
10. Termination for Cause. If the Optionee's employment with the Company, any Subsidiary and/or any Affiliate is terminated for Cause, or the Committee determines that the Optionee has engaged in conduct that would be grounds for termination with cause, the Option shall be immediately forfeited to the Company upon the giving of notice of termination of employment.
11. Other Termination. If the Optionee's employment with the Company, any Subsidiary and/or any Affiliate is involuntarily terminated by the Optionee's employer without Cause, the Option shall terminate three (3) months from the date of termination of employment or upon the expiration of the stated term of the Option, whichever is shorter. If the Optionee's employment with the Company, any Subsidiary and/or any Affiliate is voluntarily terminated for any reason, the Option shall terminate one (1) month from the date of termination of employment or upon the expiration of the stated term of the Option, whichever is shorter. In the event of involuntary termination without Cause or voluntary termination, there shall be no acceleration of vesting of the Option, but the Option shall continue to vest in accordance with its regular schedule and may only be exercised to the extent it is or becomes exercisable prior to such termination.
GENERAL TERMS AND PROVISIONS
12. Shares Listed on the Exchange. The Shares for which the Option is hereby granted shall have been listed on the New York Stock Exchange at the time the Option is exercised.
13. Shares May be Newly Issued or Purchased. The Shares to be delivered upon exercise of the Option shall be made available, at the discretion of the Company, either from authorized but previously unissued Shares or from Shares held in the treasury of the Company.
14. Adjustment of Shares for Recapitalization. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Stock, a substitution or adjustment shall be made in the number and price of Shares.
15. Payment of Taxes. The Optionee shall, no later than the date as of which the value of any portion of the Option first becomes includable in his/her gross income for Federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee, in its sole discretion, regarding payment of, the minimum Federal, state, local or FICA taxes of any kind required by the law to be withheld with respect to the Option. The obligations of the Company under this Agreement shall be conditional on such payment or arrangements.
The Optionee may elect, subject to the approval of the Committee, to satisfy his/her minimum Federal, and where applicable, FICA, state and local tax withholding obligations arising from all awards by the reduction in an amount necessary to pay any such minimum withholding tax obligations, of the number of Shares of stock or amount of cash otherwise issuable or payable to said Optionee upon the issuance of Shares or payment of cash in respect of an Option. The Company and, where applicable, its Subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct any such minimum withholding taxes owed by an Optionee who is not subject to Section 16 of the 1934 Act from any payment of any kind otherwise due to said Optionee.

16. Headings. The headings contained herein are for convenience of reference only, do not constitute a part of this Grant Agreement and shall not be deemed to limit or affect any of the provisions hereof.
17. Notices. Any notices required by or permitted to be given to the Company under this Agreement shall be made in writing and addressed to the Secretary of the Company in care of the Company's Legal Department, 3700 South Stonebridge Drive, McKinney, Texas 75070. Any such notice shall be deemed to have been given when received by the Company.

18. Effective Date of Stock Option. This Option has been executed this ___________day of _________, ____, effective as of ___________________.

TORCHMARK CORPORATION

By:______________________________
Its: Authorized Officer

________________________________________
Optionee